Registration Nos. 333-113180, 333-105072, and 333-27469
Filed pursuant to Rule 424(b)(3)

COMMON STOCK
(Par Value $1.00 Per Share)
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STICKER TO REOFFER PROSPECTUS
TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN
TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN
TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN
(COLLECTIVELY, THE “PLANS”)

This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

Mr. J. Bradley Johnston owns 10,000 shares of Common Stock, all of which were acquired pursuant to the exercise of options granted pursuant to the Plans.  Mr. Johnston is eligible to sell pursuant to this Reoffer Prospectus all of such shares.  Mr. Johnston is the Chief Administrative Officer of the Company and is currently the beneficial owner of 291,757 shares of Common Stock, including 227,206 shares issuable upon the exercise of options that are exercisable within 60 days.  After completion of the offering, Mr. Johnston will own 281,757 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is February 17, 2011.